Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2020, except for paragraphs 7 through 11 of Note 14, as to which the date is May 1, 2020, with respect to the consolidated financial statements of Nikola Corporation included in the proxy statement/prospectus/information statement of VectoIQ Acquisition Corp. that is made a part of Amendment No. 2 to the Registration Statement (Form S-4 No. 333-237179) and Prospectus of VectoIQ Acquisition Corp. for the registration of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 1, 2020